Exhibit 10.2

Description of the $850 million Fifth Amended and Restated
Revolving Credit Agreement Extension

June 29, 2021

Pursuant to the terms of the $850 million Fifth Amended and Restated Revolving Credit Agreement, dated as of June 5, 2018, among Consumers Energy Company, the financial institutions named therein and JPMorgan Chase Bank, N.A., as Agent, the parties have all agreed, effective June 30, 2021, to extend the Termination Date (as defined therein) for a period of one year to June 5, 2024.